EXHIBIT 99.1

Allegiance Bancshares, Inc. Announces Departure of Chief Financial Officer

Co-Founder Retzloff to Replace Lehman in an Interim Capacity

HOUSTON, Aug. 24, 2016 (GLOBE NEWSWIRE) -- Allegiance Bancshares, Inc. (NASDAQ:ABTX), the holding company of Allegiance Bank (collectively, “Allegiance”), today announced that Laurence L. Lehman III, Chief Financial Officer (CFO), has resigned from the Bank, effective immediately. Steven F. Retzloff, Chairman of Allegiance Bank and President of Allegiance Bancshares, Inc., has been appointed Interim Chief Financial Officer and Allegiance has initiated an external search for a permanent successor.

Allegiance’s management in coordination with the Board will lead the assessment of potential candidates, determine finalists for consideration, and select the new CFO.  In the meantime, Allegiance anticipates no lapse in any of the important functions that Mr. Lehman was performing. Mr. Lehman’s resignation is not the result of any dispute or disagreement with the Bank including any matters relating to the Bank’s accounting practices or financial reporting.

“On behalf of our Board of Directors, I would like to thank Larry for his service to Allegiance Bank over the past three years,” said George Martinez, Chief Executive Officer of Allegiance Bank and Chairman of Allegiance Bancshares, Inc. “We are deeply appreciative of Larry’s contributions to the Bank, including his leadership of Allegiance’s finance team.  We wish him the best in his future endeavors.”

About Allegiance Bancshares, Inc.
Allegiance Bancshares, Inc. is a $2.37 billion asset Houston, Texas-based bank holding company. Through its wholly owned subsidiary, Allegiance Bank, Allegiance provides a diversified range of commercial banking services primarily to Houston metropolitan area-based small to medium-sized businesses and individual customers. Allegiance’s unique super-community banking strategy was designed to foster strong customer relationships while benefitting from a platform and scale that is competitive with larger local and regional banks.  Allegiance Bank operates 16 full-service banking locations in the Houston metropolitan area. Visit www.allegiancebank.com for more information.

Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway N.,
Suite 200 Houston, Texas 77040
ir@allegiancebank.com